Exhibit 23

A-94/8, Wazirpur Industrial Area, Main Ring Road, Delhi-110052 Tel: +91 11 4559 6689 Email: info@ajsh.in
(Formally known as “AJSH & Co.” converted and registered as LLP on 11-04-2016 vide LLPIN: AAG-1471)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Uonlive Corporation

1107, Tower 1, Lippo Centre

Admiralty,Hong Kong

We hereby consent to the incorporation in the Form 10-k for the year ended December 31, 2021 of Uonlive Corporation (the “Company”) of our report dated April 14, 2022, with respect to the Consolidated financial statements of the Company for the year ended December 31, 2021 and the related notes to the financial statements.

AJSH & Co LLP

New Delhi, India

April 14, 2022